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                                                                   EXHIBIT 10.11



                            STOCK PURCHASE AGREEMENT

         THIS STOCK PURCHASE AGREEMENT (the "Agreement") is entered into as of March 24, 1998, by and among Packaged Ice Southeast, Inc., a Texas corporation ("Buyer"), and Wilkes Scarbrough and Elaine Scarbrough (individually "Shareholder" and collectively "Shareholders").

                             PRELIMINARY STATEMENTS

         Shareholders own all of the outstanding shares of capital stock of Southern Bottled Water Company, Inc., an Alabama corporation (hereinafter, the "Company"), such shares hereinafter referred to as the "Stock".

         The Company is engaged in the manufacture and sale of bottled water products (such business being herein referred to as the "Business").

         Shareholders are desirous of selling to Buyer, and Buyer is desirous of purchasing from Shareholders, all of the Stock.

         NOW, THEREFORE, in consideration of the premises and the mutual agreements, covenants, representations and warranties hereafter set forth, the parties hereby agree as follows:

                                I.  DEFINITIONS

         Unless the context otherwise requires, the terms defined in this
Section I shall have the meanings herein specified for all purposes of this Agreement, applicable to both the singular and plural forms of any of the terms herein defined.

         "Assets" shall mean all of Company's properties and assets, real, personal, tangible and intangible. The Assets shall include, but shall not be limited to, those items specifically described in Exhibit A attached hereto.

         "Capital Leases" shall mean those leases covering certain capital equipment used in the Business which are used in the direct manufacturing, distribution and sale of bottled water products which equipment will be conveyed to Buyer at the Closing, free and clear of the Capital Leases, liens,
claims and any other Encumbrances whatsoever.   The property comprising the
Capital Leases is described in Exhibit B attached hereto.

         "Closing" shall mean the consummation of this Agreement.

         "Closing Date" shall mean the date on which this Agreement is consummated.

         "Company Plans" shall have the meaning set forth in Section 3.17 of this Agreement.

         "Contracts" shall have the meaning set forth in Section 3.14 of this Agreement.
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         "Damages" shall have the meaning set forth in Section 9.1 of this
Agreement.

         "Encumbrance" shall mean any mortgage, lien, encumbrance, security interest, charge, pledge, conditional sale agreement, adverse claim, deed of trust, or restriction on transfer of any nature whatsoever other than those held by Buyer or granted by the Company at Buyer's request.

         "Environmental Action"  shall have the meaning set forth in Section
3.10 of this Agreement.

         "Escrow Agreement" shall have the meaning set forth in Section 2.2(b) of this Agreement.

         "Escrow Agent" shall mean Regions Bank, Anniston, Alabama.

         "Escrow Amount" shall have the meaning set forth in Section 2.2(b) of this Agreement.

         "Excluded Assets" shall mean those assets of the Company that will be distributed to the Shareholders prior to Closing and shall not belong to the Company on the Closing Date. The Excluded Assets will be described in Schedule 3.13(a) attached hereto.

         "Financial Statements"  shall have the meaning set forth in Section
3.3 of this Agreement.

         "Hazardous Materials" shall have the meaning set forth in Section 3.10 of this Agreement.

         "Indemnified Party" shall have the meaning set forth in Section 9.3 of this Agreement.

         "Indemnifying Party" shall have the meaning set forth in Section 9.3 of this Agreement.

         "Intangible Assets" shall mean all patents, trademarks, trademark licenses, trade names, brand names, slogans, copyrights, reprint rights, franchises, licenses, authorizations, inventions, processes, know-how, formulas, trade secrets and other intangible assets (together with all pending applications, continuations-in-part and extensions for any of the above).

         "Leases" shall have the meaning set forth in Section 3.12 of this Agreement.

         "Liabilities" shall have the meaning set forth in Section 2.2(c) of this Agreement.

         "Noncompetition Agreement" shall have the meaning set forth in Section
5.9 of this Agreement.

         "Owned Real Property" shall have the meaning set forth in Section 5.10 of this Agreement.

         "Personal Property" shall have the meaning set forth in Section 3.13 of this Agreement.

         "Purchase Price" shall have the meaning set forth in Section 2.2 of this Agreement.


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         "Real Property"  shall have the meaning as set forth in Section 3.12 of this Agreement.

         "Shareholders' Disclosure Memorandum" shall mean that schedule delivered to Buyer no later than two business days prior to the execution of this Agreement and which is attached hereto and incorporated herein by reference that lists and describes all disclosures by Shareholders concerning the Assets and the Business which are the subject of this Agreement.

         "Stock" shall mean all of the capital stock of the Company outstanding on the Closing Date.

         "Taxes" shall have the meaning as set forth in Section 11.1 hereof.

         "Title Insurance Policy" shall have the meaning set forth in Section
5.10 of this Agreement.

         "Trade Accounts Payable" shall mean those accounts payable accrued by the Company that relate directly to the manufacture, storage, distribution and sale of bottled water products.

         "UCC Reports" shall have the meaning as set forth in Section 5.10 of this Agreement.

         "Undertaking Agreement" shall have the meaning set forth in Section 2.2(d) of this Agreement.

                             II.  PURCHASE AND SALE

         2.1. STOCK PURCHASE. At the Closing, subject to the terms, covenants and conditions contained herein, Shareholders shall sell to Buyer, and Buyer shall purchase from Shareholders, all of the Stock.

         2.2     PURCHASE PRICE.

                 (a) The purchase price for the Stock shall be $8,365,091 (the "Purchase Price"), plus or minus the adjustments set forth hereinbelow, and payable as follows:

                 (b) The Purchase Price, less the Escrow Amount (hereinafter defined) less liabilities, and plus or minus the adjustments set forth herein, shall be paid to Shareholders in cash, by wire transfer. $337,800 of the Purchase Price shall be placed in escrow (the "Escrow Amount") with the Escrow Agent pursuant to the escrow agreement in the form attached hereto as
Exhibit 2.2(b) (the "Escrow Agreement").

                 (c) The Purchase Price shall be reduced by all of the Company's debts, obligations and other liabilities including, without limitation, all current liabilities (save and except the Trade Accounts Payable and accrued expenses), all long term liabilities, all interest bearing debt, Encumbrances, and Capital Leases (collectively, the "Liabilities") as of the Closing Date. Prior to the Closing the parties will estimate the amount of Liabilities and the cash payable to the Shareholders at the Closing will be reduced by the amount of estimated Liabilities as of the Closing





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Date, and such amount will be paid directly the Company's creditors to discharge Encumbrances and Capital Leases.

                 (d) The cash portion of the Purchase Price remaining after the estimated Liabilities have been paid and discharged shall be paid directly to the Shareholders on a pro rata basis based on their ownership of the Stock in exchange for all of the Stock owned by the Shareholders. The intent and effect of this Section 2.2(d) is to convey all of the outstanding Stock of the Company to Buyer with there being no Liabilities (except Trade Accounts Payables and accrued expenses) or other Encumbrances immediately after Closing. Shareholders hereby agree that all Liabilities (except Trade Accounts Payable and accrued expenses) which are not discharged at Closing shall be assumed by the Shareholders through an Undertaking Agreement in the form attached hereto as Exhibit 2.2(d).

     21          ADJUSTMENTS TO PURCHASE PRICE. The Purchase Price shall also be subject to the following adjustments:

                 (a) If, as of the Closing Date, the Company's current assets, including cash, accounts receivable and inventory, are less than the sum of its Trade Accounts Payable and accrued expenses, the Purchase Price shall be reduced by an amount equal to the sum of its Trade Accounts Payable and accrued expense minus current assets; if the Company's current assets exceed the sum of its Trade Accounts Payable and accrued expenses, the Purchase Price shall be increased by the amount equal to the current assets minus Trade Accounts Payable and accrued expenses.

                 (b) On or before 30 days after the Closing Date, Shareholders shall deliver to Buyer the balance sheet of the Company as of the Closing Date compiled by a Certified Public Accountant (the "Closing Date Balance Sheet) certified by Shareholders to be true and correct. The Closing Date Balance Sheet shall (i) fairly present the financial position of the Company as of the close of business on the Closing Date compiled in a consistently applied manner, and (ii) include a detailed schedule of Liabilities. The Closing Date Balance Sheet shall be used to calculate any post closing adjustments to the Purchase Price as of the Closing Date and the amount of any Liabilities to be paid by Shareholders, all in accordance with the terms and conditions set forth in this Agreement.

                 (c) To the extent the Shareholders received at Closing an amount of cash in excess of what they are entitled to hereunder, Shareholders shall pay to Buyer such amount within five (5) days after such determination. To the extent Shareholders are entitled to a greater amount of cash than they received at Closing, then Buyer shall pay such amount within five (5) days after such determination.

              III.  REPRESENTATIONS AND WARRANTIES OF SHAREHOLDERS

         Shareholders, jointly and severally, represent and warrant to Buyer as follows:

         3.1 ORGANIZATION. The Company is a corporation duly organized, validly existing and in good standing under the laws of the State of Alabama and has all requisite power and





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authority to own, lease and operate the Business as presently conducted and to enter into this Agreement and to perform its obligations hereunder and is duly qualified to do business in any foreign jurisdiction in which it is currently conducting business operations. All shares of issued and outstanding capital stock of the Company are owned by Shareholders and are validly issued, fully paid and nonassessable. Other than this Agreement, there is no subscription, option, warrant, call, right, agreement or commitment relating to the issuance, sale, delivery, repurchase or transfer by Shareholders or the Company (including any right of conversion or exchange under any outstanding security or other instrument) of any of its capital stock or other securities, and there are no other outstanding shares of the Company's capital stock other than the Stock. Shareholders own and have good and marketable title to the Stock, free and clear of all Encumbrances. Upon the sale of the Stock to Buyer at Closing, Shareholders will transfer to Buyer the entire legal and beneficial interest in the Stock, free and clear of any Encumbrances. There are no voting trusts, proxies or any other agreements or understandings with respect to the voting of the Stock. All Shareholders are the valid legal owners of the shares of stock in the Company that he or she purports to own, and no such shares are subject to any external or ancillary agreement with any third party.

         3.2 EXECUTION, DELIVERY AND PERFORMANCE OF AGREEMENT. This Agreement has been duly executed and delivered by Shareholders and constitutes the valid and binding obligation of Shareholders, enforceable against them in accordance with its terms. The execution, delivery and performance of this Agreement by Shareholders and the consummation of the transactions contemplated hereby will not require the consent, approval or authorization of any third party or governmental authority, and will not, with or without the giving of notice, the passage of time, or both, violate, conflict with, result in a default, breach or loss of rights under, or result in the creation of any lien, claim or encumbrance pursuant to, any lien, encumbrance, instrument, agreement, or understanding, or any law, regulation, rule, order, judgment or decree, to which Shareholders are a party or by which they are bound or affected.

         3.3 FINANCIAL STATEMENTS. Shareholders have previously caused to be furnished to Buyer the Company's unaudited balance sheet as of December 31, 1997, and the related statements of income and statements of cash flow for the fiscal year then ended, and the unaudited balance sheet of the Company as of February 28, 1998 and the related unaudited statement of income and statement of cash flow for the 2-month period ending February 28, 1998 (such balance sheets and related statements are collectively referred to herein as the "Financial Statements"). The Financial Statements taken as a whole present fairly the financial position of the Company and the Business as of December 31, 1997 and February 28, 1998, respectively, and the results of operations for such periods, compiled in a consistently applied manner.

         Except as and to the extent reflected or reserved against in the Financial Statements or as disclosed by Shareholders in Section 3.3 of Shareholders' Disclosure Memorandum and except for trade accounts payable arising in the ordinary course of business and consistent with past practice since the date of the Company's February 28, 1998 Balance Sheet, Shareholders have operated the Company in the ordinary course and the Company has incurred no liabilities which would be required by GAAP to be reflected on a balance sheet of the Company as of the date hereof or disclosed in the notes thereto. Since December 31, 1997 there has not been any adverse





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change in the Business, operations, properties, prospects, Assets or condition of the Company, and no event has occurred or circumstance exists that may result in such an adverse change.

         3.4 SHAREHOLDER DEBT. There are no Encumbrances held by Shareholders against the Company, the Assets, or the Business.

         3.5 BUSINESS OPERATIONS AND CONDITION OF ASSETS. All items comprising the Assets have been continuously used by the Company in connection with the Business and are now in serviceable condition, unless expressly disclosed to the contrary by Shareholders in Section 3.5 of Shareholders' Disclosure Memorandum.

         3.6 GOOD TITLE. Except as set forth in Section 3.6 of Shareholders' Disclosure Memorandum, the Company has good, legal and marketable title to all of the Assets, free and clear of Encumbrances. Except as set forth in Section 3.6 of Shareholders' Disclosure Memorandum, all items of Personal Property or Real Property used in the Business are owned by the Company.

         3.7 LITIGATION. Except as set forth on Section 3.7 of Shareholders' Disclosure Memorandum, there is no claim, action, suit, proceeding or investigation (judicial, governmental or otherwise), nor any order, decree or judgment in effect against or relating to Shareholders, the Company or the Assets, or the transactions contemplated by this Agreement, and to Shareholders' knowledge, none is threatened. Neither the Company nor any of the Shareholders is aware of any event or circumstance that will, or is reasonably likely to, give rise to or serve as a basis for the commencement of any claim, action, suit or proceeding against the Company or the Assets.

         3.8 COMPLIANCE WITH LAWS. Except as set forth in Section 3.8 of Shareholders' Disclosure Memorandum, to the Shareholders' knowledge, Shareholders and the Company have complied with all laws, rules, regulations, ordinances, orders, judgments and decrees relating to the Company, the Stock and the Assets. To the Shareholders' knowledge, the ownership and use of the Assets and the conduct of the Business as it specifically relates to the Assets does not conflict with the rights of any other person.

         3.9 TAXES. Except as set forth in Section 3.9 of Shareholders' Disclosure Memorandum, the Company has, within the time and manner prescribed by law, filed all material returns, declarations, reports and statements required to be filed by it (together, "Returns") in respect of any Taxes and each such Return has been prepared in compliance in all material respects with all applicable laws and regulations and is true and correct in all material respects, and the Company has, within the time and in the manner prescribed by applicable law, paid all Taxes that are shown to be due and payable with respect to the periods covered thereby. The Company is an "S-corporation" under the Code, has had in effect since its corporate inception, or such other date as set forth in Section 3.9 of Shareholders' Disclosure Memorandum, a valid, binding, timely filed election to be taxed pursuant to Subchapter S of the Code, and is not liable for any federal income taxes as a "C-corporation" under the Code.





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         Except as set forth in Section 3.9 of Shareholders' Disclosure
Memorandum (i) the Company has not requested or been granted an extension of the time for filing any Return which has not yet been filed; (ii) the Company has not consented to extend to a date later than the date hereof the time in which any Tax may be assessed or collected by any taxing authority; (iii) no deficiency or proposed adjustment which has not been settled or otherwise resolved for any amount of Tax has been proposed, asserted or assessed by any taxing authority against the Company; (iv) there is no action, suit, taxing authority proceeding, or audit now in progress, pending or, to Shareholders' knowledge, threatened against or with respect to the Company; (v) no claim has been made by a taxing authority in a jurisdiction where the Company does not file Tax Returns that the Company is subject to Taxes assessed by such jurisdiction; (vi) there are no liens for Taxes (other than for current Taxes not yet due and payable) upon the Assets; (vii) the Company will not be required to include any amount in taxable income or exclude any item of deduction or loss from taxable income for any taxable period (or a portion thereof) ending after the Closing Date as a result of any of the following: (A) a change in method of accounting for a taxable period ending on or prior to the Closing Date, (B) any "closing agreement," as described in Code Section 7121 (or any corresponding provision of state, local or foreign income Tax law) entered into on or prior to the Closing Date, (C) any sale reported on the installment method where such sale occurred on or prior to the Closing Date, and (D) any prepaid amount received on or prior to the Closing Date; and (viii) Company has no obligation or liability for the payment of Taxes of any other person as a result from any expressed obligation to indemnify another person, or as a result of such Company assuming or succeeding to the Tax liability of any other person as successor, transferee or otherwise.

         3.10 ENVIRONMENTAL. To the Shareholders' knowledge, the Company has complied in all respects with all laws (including rules, regulations, codes, plans, injunctions, judgments, orders, decrees, rulings, and charges thereunder) of federal, state, local, and foreign governments (and all agencies thereof) which have jurisdiction over the Company concerning pollution or protection of the environment, public health and safety, or employee health and safety, including laws relating to occupational safety and health, good manufacturing practices for food products, wetlands, emissions, discharges, releases, or threatened releases of pollutants, contaminants, or chemical, industrial, hazardous, or toxic materials or wastes (collectively, "Hazardous Materials") into ambient air, surface water, ground water, or lands or otherwise relating to the manufacture, processing, distribution, use, treatment, storage, disposal, transport, or handling of Hazardous Materials, and no action, suit, proceeding, hearing, investigation, charge, complaint, claim, demand, or notice ("Environmental Action") has been filed or commenced against any of them alleging any failure so to comply, nor is the Company or any Shareholder aware of any circumstance or conditions which may cause any such Environmental Action to be filed or commenced against the Company.
Without limiting the generality of the preceding sentence, and to the Shareholders' knowledge, the Company has obtained and been in compliance with all of the terms and conditions of all permits, licenses, and other authorizations which are required under any applicable law or regulation, and has complied, in all respects, with all other limitations, restrictions, conditions, standards, prohibitions, requirements, obligations, schedules, and timetables which are contained in such laws.





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         3.11    INSURANCE.  The Company has continuously maintained insurance covering the Assets and operations of the Company, including without limitation fire, liability, workers' compensation, title and other forms of insurance owned, held by or applicable to the Business. Such insurance policies provide types and amounts of insurance customarily obtained by businesses similar to the Company's and have been sufficient to protect the Company, the Assets and the Business in all respects. The Company has not been refused any insurance with respect to its Assets or operations, and its coverage has not been limited, terminated or canceled by any insurance carrier to which it has applied for any such insurance or with which it has carried insurance, during the last three (3) years. Section 3.11 of Shareholders' Disclosure Memorandum lists all claims, which (including related claims which in the aggregate) exceed $5,000 which have been made by the Company in the last three years under any workers' compensation, general liability, property or other insurance policy applicable to Shareholders, the Business or any of the Assets. Except as set forth on Section 3.11 of Shareholders' Disclosure Memorandum, there are no pending or threatened claims under any insurance policy. Such claim information includes the following information with respect to each accident, loss, or other event: (a) the identity of the claimant; (b) the nature of the claim; (c) the date of the occurrence; (d) the status as of the report date and
(e) the amounts paid or expected to be paid or recovered.

         3.12    REAL PROPERTY.

                 (a) Section 3.12 of Shareholders' Disclosure Memorandum contains (i) a complete and accurate legal description of each parcel of real property owned by, leased to or used by the Company (the "Real Property") and
(ii) a complete and accurate list of all current leases, lease amendments, subleases, assignments, licenses and other agreements to which the Real Property is subject (collectively, the "Leases"), together with the name and address of each tenant, the commencement and expiration date of each lease, the monthly rent and additional rent payable under each lease and the date to which such rent has been paid, the amount of any deposits, security or otherwise made under such lease and whether the consent of any party to the lease (or their mortgage) is required to consummate the transactions contemplated hereby. The Company has delivered to Buyer true and complete copies of the Leases.

                 (b) Except as disclosed in Section 3.12 of Shareholders' Disclosure Memorandum, and to the Shareholders' knowledge, (i) each of the Leases is in full force and effect and has not been amended or modified; (ii) neither the Company, nor any other party thereto, is in default thereunder, nor is there any event which with notice or lapse of time, or both, would constitute a default thereunder; (iii) the Company has received no notice that any party to any Lease intends to cancel, terminate or refuse to renew the same or to exercise or decline to exercise any option or other right thereunder; and
(iv) no rental under the Leases has been paid more than one month in advance.

                 (c) To the Shareholders' knowledge, there are no pending or threatened condemnation or similar proceedings or assessments affecting the Real Property, lawsuits by adjoining landowners or others, nor is there any belief by the Company or Shareholders that any such lawsuit is contemplated by any person, nor is any condemnation or assessment contemplated by any governmental entity. The Real Property does not encroach on any other





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parcels of real property.  The improvements to the Real Property do not violate any zoning, easement, setback or other restrictive covenants applicable to the Real Property. Except as set forth in the title commitments provided to the Real Property, since November 18, 1996, there have been no materially adverse actions that have or will affect the title to the Real Property or the use of the Real Property as contemplated by Buyer hereunder. The title commitments to the Real Property that were provided to Buyer prior to the Closing are materially true and correct as of the Closing Date.

                 (d) At the time of Closing the Real Property will not in whole or in part be subject to any lease, other than the Leases described above.

                 (e) The Company has not entered, and will not enter, into any written contracts, agreements, or listings, or be a party to any oral understandings or agreements affecting the Real Property or the Leases.

                 (f) To the Shareholders' knowledge, the Company has complied with all applicable laws, ordinances, regulations, statutes and rules relating to the Real Property or any part thereof.

                 (g) Except as disclosed in Section 3.12 of the Shareholders' Disclosure Memorandum, and to the Shareholders' knowledge, there has been no storage, production, transportation, disposal, treatment or release of any Hazardous Materials on or about the Real Property, and the Company has complied with all applicable local, state or federal environmental laws and regulations. There are no wells, underground storage tanks, cesspools, covered surface impoundments or other sources of environmental pollutants or contaminants on the Real Property.

                 Prior to the Company's acquisition of the Real Property, to the Shareholders' knowledge, there was no storage, production, transportation, disposal, treatment or release of any Hazardous Materials on or about the Real Property. To the Shareholders' knowledge, there have been no Hazardous Materials on or in the neighboring properties which, through soil or groundwater migration, could have moved to the Real Property.

                 (h) The Company shall not and the Shareholders shall cause the Company to not change or make alterations to the Real Property between the date of this Agreement and the Closing. Such prohibited changes shall include, but shall not be limited to, removal or relocation of site improvements, buildings and landscaping.





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                 (i)      The zoning of each parcel of the Real Property
permits the improvements located thereon and the continuation of business presently being conducted thereon. The Real Property is served by utilities and services necessary for the normal and continued operation of the business presently conducted thereon. None of the real property constituting the Real Property is subject to any zoning or historical preservation rulings or ordinances that will prohibit the Company from continuing its intended use as a manufacturing and/or distribution facility for bottled water products.

                 (j) The Real Property and the real property owned by the Anniston Ice & Coal Company, Inc., includes all of the real property utilized by the Company in the Business. At the Closing, the Real Property shall be free and clear of all liens of other Encumbrances and will enable Buyer to continue conducting the same Business on the Real Property as was conducted prior to the Closing Date.

         3.13    PERSONAL PROPERTY.

                 (a) To the Shareholders' knowledge, Section 3.13 of Shareholders' Disclosure Memorandum is a complete and accurate schedule as of February 28, 1998 describing, and specifying the location of, all inventory, motor vehicles, machinery, fixtures, equipment, furniture, supplies, tools, intangible assets and all other tangible or intangible personal property owned by, in the possession of, or used by the Company (hereinafter the "Personal Property"). The Personal Property shall not include any of the Excluded Assets which are more fully described in Schedule 3.13(a) which is attached hereto and incorporated herein by reference.

                 (b) Each lease, license, rental agreement, contract of sale or other agreement applicable to any Personal Property is listed in
Section 3.13 of Shareholders' Disclosure Memorandum and is in full force and effect; neither Shareholders nor any other party thereto is in default thereunder, nor is there any event which with notice or lapse of time, or both, would constitute a default thereunder. The Company has received no notice that any party to any such lease, license, rental agreement, contract of sale or other agreement intends to cancel, terminate or refuse to renew the same or to exercise or decline to exercise any option or other right thereunder. No Personal Property is subject to any lease, license, contract of sale or other agreement that is adverse to the Business, properties or financial condition of the Company.

                 (c) The inventory of the Company as reflected by the Financial Statements and as described in Section 3.13 of Shareholders' Disclosure Memorandum consisted and consists of items substantially all of which were and will be of the usual quality and quantity necessary for the normal conduct of the Company and reasonably expected to be usable or salable within a reasonable period of time in the ordinary course of business of the Company, except items of inventory which have been written down to realizable market value or written off completely, and damaged or broken items in an amount which does not affect the value of the inventory as reflected on the Financial Statements. With respect to inventory in the hands of suppliers for which the Company is committed as of the date hereof, such inventory is reasonably expected to be usable in the ordinary course of business of the Shareholders as presently being conducted.





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         3.14    CONTRACTS.  Section 3.14 of Shareholders' Disclosure
Memorandum contains a complete and accurate list of all presently effective contracts, leases and other agreements ("Contracts") to which the Company is a party and which affect or are applicable to the Assets or the Company, true and complete copies (or summaries in the case of oral contracts) of each of which have been delivered to Buyer by Shareholders, including, without limitation, any:

                 (a) mortgage, security agreement, financing statement or conditional sales agreement or any similar instrument or agreement;

                 (b) agreement, commitment, note, indenture or other instrument relating to the borrowing of money, or the guaranty of any such obligation for the borrowing of money;

                 (c) joint venture or other agreement with any person, firm, corporation or unincorporated association doing business either within or outside the United States relating to sharing of present or future commissions, fees or other income or profits;

                 (d) service agreement, lease, license, rental agreement, contract of sale or other agreement applicable to the Personal Property;

                 (e)      franchise agreement;

                 (f)      warranty;

                 (g)      noncompetition agreement;

                 (h)      broker or distributorship contract;

                 (i) advertising, marketing and promotional agreement (including, but not limited to, any agreements providing for discounts and/or rebates);

                 (j) collective bargaining, employment or consulting agreement;

                 (k)      supply agreement or requirements contract; and

                 (l) construction contract, contract to purchase capital equipment, or otherwise make capital expenditures.

         Except as disclosed in Section 3.14 of Shareholders' Disclosure Memorandum, each of the Contracts is in full force and effect and has not been amended or modified and neither the Company, nor any other party thereto, is in default thereunder, nor is there any event which with notice or lapse of time, or both, would constitute a default thereunder. The Company has received no notice that any party intends to cancel, terminate or refuse to renew any such Contract or to exercise or decline to exercise any option or other right thereunder. There are no





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contracts to which the Company is a party that cannot be terminated by the
Company without a penalty being assessed against the Company.

         3.15 LABOR MATTERS. To the Shareholders' knowledge, there are no controversies pending or threatened between the Company and any employees of the Company. The Company has complied with all laws relating to the employment of labor, including any provisions thereof relating to wages, hours, collective bargaining, immigration, safety and the payment of withholding and social security and similar taxes, and the Company has no liability for any arrears of wages or taxes or penalties for failure to comply with any of the foregoing. None of the Company's employees is a member of a labor union, and neither the Company nor any of the Shareholders is aware of any effort (past or current) by any labor union to organize the Company's employees.

         3.16 ABSENCE OF SENSITIVE PAYMENTS. The Company has not made or maintained (i) any contributions, payments or gifts of its funds or property to any official, employee or agent of any vendor, customer or supplier, or of any governmental entity, where either the payment or the purpose of such contribution, payment or gift was or is illegal under the laws of the United States or any state thereof, or any other jurisdiction (foreign or domestic); or (ii) any contribution, or reimbursement of any political gift or contribution made by any other person, to candidates for public office, whether federal, state, local or foreign, where such contributions by the Company or Shareholders were or would be a violation of applicable law.

         3.17 EMPLOYEE BENEFITS. To the knowledge of Shareholders' all employee benefit plans including, but not limited to health benefit plans, (whether or not covered by ERISA), deferred compensation or executive compensation plans for employees, directors or independent contractors, and all other employee or independent contractor arrangements or programs that are maintained or contributed to by the Company (collectively, the "Company Plans") have been administered and operated in all material respects in compliance with their terms, ERISA, if applicable, the Code and other applicable law. All Company Plans that are intended to be qualified under Section 401(a) of the Code are so qualified and a current favorable IRS determination letter exists for each such plan and covers the amendments required by the Tax Reform Act of 1986. All funded Company Plans are fully funded according to their terms and applicable law. No prohibited transaction or breach of fiduciary duty under ERISA has been committed by any fiduciary, disqualified person or party in interest of any Company Plan. To the knowledge of Shareholders' the Company has no liability, contingent or otherwise, under Title IV of ERISA or any other applicable law. All Company Plans are set forth in Section 3.17 of Shareholders Disclosure Memorandum which is attached hereto and incorporated herein by reference. All Company Plans will be terminated as of the Closing Date and the liability of all such Company Plans, including, but not limited to any obligations to fund such plans, is and will remain the sole liability of the Shareholders.

         3.18 CAPITAL IMPROVEMENTS. Section 3.18 of Shareholders' Disclosure Memorandum describes all of the capital improvements or purchases or other capital expenditures (as determined in accordance with GAAP) which the Company has committed to or contracted for which have not been completed prior to the date hereof and the cost and expense reasonably estimated to complete such work and purchases.

         3.19 NO UNDISCLOSED LIABILITIES. To the knowledge of Shareholders, except for the obligations and liabilities arising under the contracts disclosed in Section 3.14 of the Shareholders' Disclosure Memorandum, the Company has no liabilities or obligations of the type required to be reflected as liabilities on a balance sheet prepared in accordance with GAAP, except for liabilities or obligations reflected or reserved against in the Financial Statements and current liabilities incurred in the ordinary course of business since the respective dates thereof.

         3.20    ACCOUNTS RECEIVABLE.   Except as otherwise indicated in
Section 3.20 of the Shareholder's Disclosure Memorandum, all accounts receivable of the Company have arisen out of bona fide transactions in the ordinary course of business, and each such account receivable constitutes a valid and binding obligation of the obligor, maker, co-maker, guarantor, endorser or debtor thereof or thereunder and is collectible in full within 60 days.

         3.21 COMPLETE AND ACCURATE DISCLOSURE. No representation or warranty made to Buyer in this Agreement or in connection with this transaction contains or will contain an untrue statement of a fact, or omits or will omit to state a fact necessary to make such representation or warranty not misleading or necessary to enable Buyer to make a fully informed decision with respect to its purchase of the Stock. All documents and information which have been or will be delivered to Buyer or its representatives by or on behalf of the Company are and will be true, correct and complete copies of the documents they purport to represent.

         3.22 LOANS FROM ANNISTON ICE & COAL COMPANY, INC. Shareholders warrant and represent that the funds loaned to the Company from Anniston Ice & Coal Company, Inc. were originally borrowed from Regions Bank by Anniston Ice & Coal Company, Inc. and subsequently loaned by Anniston Ice & Coal Company, Inc. to the Company for the benefit of the Company. Since Anniston Ice & Coal Company, Inc. is being merged into Buyer contemporaneously with the closing of this Agreement, Buyer will pay all amounts owed to Anniston Ice & Coal Company directly to Regions Bank instead of paying said amounts to Anniston Ice & Coal Company.

         3.23 INTERCOMPANY AND AFFILIATE DEBT. As of the Closing, there is no intercompany or affiliate debt as it relates to the Company and any other entity that is affiliated with the Company, or owned or controlled by any of the same individuals comprising the Shareholders hereunder.

         3.24 BOTTLING LABELS. To the knowledge of Shareholders, the labels used by the Company in its water bottling operations are accurately labeled in all material respects, do not contain in misrepresentations or other misleading information, and do not violate any laws or violate or infringe on the rights of any third party.

         3.25 WATER CONTRACT. The contract by and among Wilkes L. Scarbrough and the Water Works & Sewer Board of Anniston is in full force and effect, is fully assignable by Wilkes

L. Scarbrough to either the Company or Buyer or Buyer's parent company, and such assignment will enable Buyer or Buyer's parent company to continue water bottling operations to the same extent as enjoyed by the Company and Wilkes L. Scarbrough on the date hereof.

                  IV. REPRESENTATIONS AND WARRANTIES OF BUYER

         4.1 CORPORATE EXISTENCE; GOOD STANDING; CAPITALIZATION. Buyer is a corporation, duly organized, validly existing and in good standing under the laws of the State of Texas.

         4.2 POWER AND AUTHORITY. Buyer has the requisite corporate power and authority, and has been duly authorized, to enter into this Agreement and to perform all of its obligations hereunder. Buyer represents and warrants to Shareholders that this Agreement has been duly executed and delivered by Buyer, and constitutes a valid and binding obligation in accordance with its terms.

         4.3 EFFECT OF THIS AGREEMENT. The execution, delivery and performance by Buyer of this Agreement, and each Ancillary Document to which Buyer is or will be a party, the consummation by Buyer of the transactions contemplated hereby and thereby, and the compliance by Buyer with the provisions hereof or thereof, will not, with or without the giving of notice or the passage of time, (a) violate any law, ordinance, rule or regulation applicable to Buyer, (b) violate any judgment, writ, injunction, order or decree of any court, arbitrator or governmental authority applicable to Buyer, or (c) result in the breach of or conflict with any term, covenant, condition or provision of the articles of incorporation or by-laws of Buyer.

         4.4 APPROVALS, CONSENTS, ETC.. No consent, authorization or approval of, or waiver or exemption by, or filing or registration with, any governmental agency or any other person is required to be obtained or made in connection with the execution, delivery or performance by Buyer of this Agreement or any Ancillary Document, or the consummation by Buyer of the transactions contemplated hereby or thereby.

                          V. COVENANTS OF SHAREHOLDERS

         Shareholders hereby, jointly and severally, covenant and agree as follows:

         5.1 CONDUCT OF BUSINESS. From the date hereof through the Closing Date, Shareholders shall, and shall cause the Company to, use all reasonable efforts to (i) preserve substantially the relationships with the Company's employees, suppliers, customers and others doing business with it, (ii) perform its obligations under all contracts, leases and permits in all material respects, (iii) comply with all applicable laws, (iv) confer with Buyer regarding operational matters of a material nature, (v) report periodically to Buyer regarding the status of the business and the results of operations of the Company, and (vi) conduct Company's business in the ordinary course and consistent with past practices. Without limiting the foregoing, except as otherwise required or permitted by this Agreement or listed in Section 5.1 of Shareholder's Disclosure Memorandum from the date hereof through the Closing Date, the Shareholders shall not, without Buyer's prior written consent, permit the Company to:

                 (a)      amend its articles of incorporation or bylaws;

                 (b) (i) declare, set aside or pay any dividend or other distribution payable in cash, stock or property with respect to the Company's capital stock, (ii) redeem, purchase or otherwise acquire directly or indirectly any shares of the capital stock of the Company or any other securities thereof or any rights, warrants or options to acquire any such shares or other securities; (iii) authorize for issuance, issue, sell, pledge, deliver or agree to commit to issue, sell, pledge or deliver (whether through the issuance or granting of any options, warrants, calls, subscriptions, stock appreciation rights or other rights or other agreements) or otherwise encumber any shares of capital stock of any class of the Company or any securities convertible into or exchangeable for shares of capital stock of any class of the Company; or (iv) split, combine or reclassify the outstanding capital stock of the Company or authorize the issuance of any other securities in respect of, in lieu of or in substitution for shares of the capital stock of the Company;

                 (c) acquire or agree to acquire (including, without limitation, by merger, consolidation or acquisition of stock or assets) any business, corporation, partnership, limited liability company, joint venture, association or other business organization or division thereof;

                 (d) sell, lease, license, transfer, mortgage or subject to any Encumbrance or otherwise dispose of any assets of the Company other than sales of inventory in the ordinary course of business and consistent with past practice;

                 (e) except as disclosed in Section 5.1(e) of Shareholder's Disclosure Memorandum, make or agree to make any new capital expenditure or expenditures;

                 (f) except as required to comply with applicable law or with contracts existing on the date hereof, (i) adopt, enter into, terminate or amend in any material respect any employment contract, collective bargaining agreement or employee benefit plan, (ii) increase in any manner the compensation or fringe benefits of, or pay any bonus to, any director, officer or employee, (iii) pay any benefit not provided for under any employee benefit plan, (iv) increase in any manner the severance or termination pay of any officer or employee, (v) grant any awards under any employee benefit plan (including the grant of stock options, stock appreciation rights, stock-based or stock-related awards, performance units or restricted stock or the removal of existing restrictions in any employee benefit plans or agreements or awards made thereunder), or (vi) take any action to fund or in any other way secure the payment of compensation or benefits under any employee, contract or employee benefit plan;

                 (g)      amend, terminate or enter into any material contract;

                 (h) (i) incur or assume any debt, other than trade and accounts payable incurred in the ordinary course of business in amounts consistent with past practice, (ii) issue or sell any debt securities or warrants or other rights to acquire any debt securities of the Company; (iii) enter into any arrangement to maintain any financial condition of another person;

(iv) guarantee, endorse or otherwise become liable or responsible (whether directly, contingently or otherwise) for the obligations of any other person; or (v) make any loans, advances or capital contributions to, or investments in, any other person;

                 (i) make any material change in accounting methods, principles or practices unless required by GAAP;

                 (j)      compromise or settle any material claim or action;

                 (k) take, or agree to commit to take, any action that would or is reasonably likely to result in any of the conditions set forth in
Article VIII not being satisfied, or would make any representation or warranty of Shareholders contained herein inaccurate in any respect at, or as of any time prior to, the Closing, or that would impair the ability of Shareholders to consummate the transactions contemplated hereby in accordance with the terms hereof or delay such consummation;

                 (l) make or rescind any Tax election or settle or compromise any Tax liability or refund or change in any material respect any of the methods of reporting income or deductions for federal income tax purposes;

                 (m) permit any material insurance policy naming the Company as a beneficiary or a loss payable payee to be canceled or terminated, except in the ordinary course of business and consistent with past practice;

                 (n) adopt a plan of complete or partial liquidation, dissolution, merger, consolidation, restructuring, recapitalization or other reorganization of the Company;

                 (o)      enter into any related party contract; or

                 (p) enter into an agreement, contract, commitment or arrangement to do any of the foregoing, or authorize, recommend, propose or announce an intention to do any of the foregoing.

         5.2 INVESTIGATION BY BUYER. Prior to the Closing Date, Shareholders shall (i) give Buyer and its authorized representatives and advisors access, at reasonable times and on reasonable notice, to all items of Personal Property, books and records, personnel, offices, and other facilities of the Company, (ii) permit Buyer to make such inspections thereof as Buyer may reasonably require, and (iii) cause its employees, and its advisors to furnish to Buyer and its authorized representatives and advisors such financial and operating data and other information with respect to the Business prepared in the ordinary course of the Business as Buyer or its agent shall from time to time reasonably request.

         5.3 CLOSING CONDITIONS. Shareholders will, to the extent within their control, use their best efforts to cause the conditions set forth in
Section 8.1 to be satisfied by the Closing Date.

         5.4 CONFIDENTIALITY. From and after the date hereof, Shareholders will, and will cause the Company and their officers, employees, representatives, consultants and advisors to, hold in confidence all confidential information in the possession of Shareholders or the Company, its affiliates or its financial advisor concerning the Company. Shareholders will not release or disclose any such information to any person other than Buyer and its authorized representatives. Notwithstanding the foregoing, the confidentiality obligations of this Section shall not apply to information:

                 (a) which Shareholders or the Company are compelled to disclose by judicial or administrative process, or, in the reasonable opinion of counsel, by other mandatory requirements of law;

                 (b) which can be shown to have been generally available to the public other than as a result of a breach of this Section; or

                 (c) which can be shown to have been provided to Shareholders or the Company by a third party who obtained such information other than as a result of a breach of a confidential relationship.

         5.5 PUBLIC ANNOUNCEMENT. Shareholders and Buyer will cooperate in the public announcement of the transactions contemplated by this Agreement, and, other than as may be required by applicable law, no such announcement will be made by either party without the consent of the other party, which consent shall not be unreasonably withheld.

         5.6 NO SHOPPING. From and after the date hereof through the Closing or the termination of this Agreement, whichever is the first to occur, neither Shareholders nor the Company shall (and Shareholders and the Company shall cause their respective affiliates, officers, directors, employees, representatives and agents not to) directly or indirectly, solicit, initiate or participate in discussions or negotiations with, or provide any information to, any corporation, partnership, person or other entity or group (other than Buyer or an affiliate or an associate of Buyer) concerning, or enter into any agreement providing for, any merger, sale of material assets, sale of stock or similar transactions involving the Company, the Stock or the Assets.

         5.7 FURTHER ASSURANCES. Shareholders will use their best efforts to implement the provisions of this Agreement, and for such purpose Shareholders, at the request of Buyer, at or after the Closing Date, will, without further consideration, promptly execute and deliver, or cause to be executed and delivered, to Buyer such deeds, assignments, bills of sale, consents, documents evidencing title and other instruments in addition to those required by this Agreement, in form and substance satisfactory to Buyer, as Buyer may reasonably deem necessary or desirable to implement any provision of this Agreement and to place Buyer in actual possession and operating control of the Company, the Business and the Assets.

         5.8 INSURANCE. Shareholders shall cause and the Company shall continue to maintain insurance through the Closing Date with financially sound and reputable insurers unaffiliated with Shareholders in such amounts and against such risks as are adequate to fully protect the Assets and the Business.

         5.9 NONCOMPETITION AGREEMENT. At the Closing, Shareholders will enter into a noncompetition agreement in the form attached hereto as Exhibit
5.9 (the "Noncompetition Agreement").

         5.10 TITLE REPORTS. Within ten (10) days after the date hereof, Shareholders, at Shareholders' sole cost and expense, shall provide a title report(s) and survey for all real property owned by the Company ("Owned Real Property") and current reports of searches made of the Uniform Commercial Code Records of the County and State where each parcel of Owned Real Property is located (the "UCC Reports") setting forth the state of liens affecting the title to the personal property and real property to be conveyed hereunder. Such title report(s) shall serve as the basis for the issuance of a title insurance policy or policies (the "Title Insurance Policy") in favor of Buyer, at Shareholders' sole expense, insuring that that the Owned Real Property will be, at Closing, owned by the Company free from all liens, charges, encumbrances, exceptions, or reservations of any kind or character other than those specifically approved by Buyer in writing. The Title Insurance Policy shall be in the amount of $250,000.

         5.11 EMPLOYMENT AGREEMENT. At the Closing, Elaine Scarbrough will enter into the Employment Agreement attached hereto as Exhibit 5.11.

         5.12 TERMINATION OF PROFIT SHARING AND PENSION PLANS. Prior to the Closing, the Company Plans will be terminated by resolution of the board of directors of the Company and amended as appropriate to effect such termination. It is understood and agreed that the Company Plans will be terminated and wound up in accordance with their respective terms and applicable law.

         In the event that as of the Closing Date there are additional sums that have accrued to the Company Plans but such amounts have not been paid, then Shareholders shall remain jointly and severally liable for such amounts and shall reimburse the Company for any amounts that the Company is required to make in this regard.

         Shareholders hereby covenant that they will take all necessary actions to file the appropriate requests with the Internal Revenue Service to obtain a favorable determination letters with respect to the termination of the Company Plans and will bear all costs associated with such favorable determination.

                            VI.  COVENANTS OF BUYER

         6.1 CLOSING CONDITIONS. Buyer will, to the extent within its control, use its best efforts to cause the conditions set forth in Section 8.2 to be satisfied by the Closing Date.

         6.2 ANCILLARY AGREEMENTS. At the Closing, Buyer will enter into the Noncompetition Agreement, the Escrow Agreement and all other ancillary documents required hereunder.

         6.3 BUYER'S FINANCIALS. Buyer hereby covenants that its financial information provided to Shareholders pursuant to this Agreement are true and correct.

                                  VII. CLOSING

         7.1 TIME AND PLACE. The consummation of the sale and purchase of the Stock and the execution of the Noncompetition Agreement, the Escrow Agreement and all other ancillary documents required hereunder (the "Closing") shall take place at a mutually agreeable time and place on or before March 24, 1998. The date of the Closing shall herein be referred to as the "Closing Date."

         7.2 SHAREHOLDERS' OBLIGATIONS AT CLOSING. At the Closing, Shareholders shall execute, acknowledge (where appropriate) and deliver, or cause to be delivered, to Buyer in form reasonably satisfactory to Buyer:

                 (a) Stock certificates representing the Stock, duly endorsed for transfer or accompanied by stock powers duly executed in blank, and any other documents that are necessary to transfer to Buyer good and marketable title to the Stock;

                 (b) All written approvals, consents and certificates required to be executed by the Shareholders in order to effectively transfer the Stock to Buyer.

                 (c)      The opinion of counsel referred to in Section 8.1(f).

                 (d) Letters of resignation of the officers and directors of the Company.

                 (e) All other documents and certificates required to be delivered to Buyer pursuant to this Agreement, including without limitation, the Noncompetition Agreement and the Escrow Agreement and the Undertaking Agreement.

                 (f) Deliver to Buyer the Title insurance Policy to the Owned Real Property.

         7.3     BUYER'S OBLIGATIONS AT CLOSING.  At the Closing, Buyer will:

                 (a) pay the cash portion of the Purchase Price in accordance with Section 2.2;

                 (b)      deliver $337,800 to the Escrow Agent;

                 (c) deliver to Shareholders executed counterparts of the Noncompetition Agreement and the Escrow Agreement and all other ancillary documents required hereunder.

                          VIII.  CONDITIONS TO CLOSING

         8.1 CONDITIONS TO OBLIGATIONS OF BUYER. The obligations of Buyer to complete the transactions contemplated at the Closing shall be subject to the satisfaction on or prior to the Closing Date of the following conditions:

                 (a) Performance. Each agreement and obligation of Shareholders to be performed or complied with on or before the Closing Date shall have been duly performed or complied with in all respects and Shareholders shall deliver to Buyer a certificate signed by an officer of Shareholders to such effect.

                 (b) Representations and Warranties True; No Adverse Change. The representations and warranties of Shareholders contained herein shall be true and correct on the Closing Date with the same force and effect as though such representations and warranties had been made on the Closing Date, and since the date hereof there shall have occurred no adverse change in the Business, and Shareholders shall deliver to Buyer a certificate signed by an officer of Shareholders to such effect.

                 (c) No Violation of Statutes, Orders, etc. There shall not be in effect any decree or judgment enjoining Buyer from consummating the transactions contemplated hereby.

                 (d) Third Party Creditors. All third party creditors of the Business will be paid in full, and all Encumbrances against the Stock and Assets, including all Owned Real Property, will be paid or discharged.

                 (e) Capital Leases. All Capital Leases shall be paid in full and the personal property subject thereto shall be conveyed to the Company free and clear of Encumbrances.

          (a) Opinion of Counsel for Shareholders Buyer shall have received the opinion of Spain & Gillon, L.L.C. dated as of the Closing Date, in form and substance satisfactory to Buyer and Buyer's counsel, subject to reasonable qualifications and exceptions, as set forth on Exhibit 8.1(f).

          (a) Due Diligence Inspection. Buyer's obligation to consummate this Agreement is expressly conditioned on Buyer's satisfaction of its due diligence investigation of the Company and Shareholders.

          (h) Ancillary Agreements. Shareholders have executed the Noncompetition Agreement, the Employment Agreement, the Escrow Agreement and all other ancillary documents required hereunder.

                 (i) Merger of Anniston Ice & Coal Company, Inc. The contemplated merger of Anniston Ice & Coal Company, Inc. whereby Anniston Ice & Coal Company, Inc. will merge into Buyer and Buyer will remain as the surviving entity will have occurred contemporaneously with the execution of this Agreement.

                 (j) Water Works and Sewer Board Contract. The Shareholders shall have delivered a contract by and among the Company and the Anniston Water Works and Sewer Board permitting the Company to continue to purchase water from the Water Works and Sewer Board in a form that is acceptable to Buyer.

         8.2 CONDITIONS TO OBLIGATIONS OF SHAREHOLDERS. The obligation of Shareholders to complete the transactions contemplated at the Closing shall be subject to the satisfaction on or prior to the Closing Date of the following conditions:

                 (a) Performance. Each agreement and obligation of Buyer to be performed or complied with on or before the Closing Date shall have been duly performed or complied with in all material respects and Buyer shall deliver to Shareholders a certificate signed by an officer of Buyer to such effect.

                 (b) Representations and Warranties True; No Material Adverse Change. The representations and warranties of Buyer contained herein shall be true and correct on the Closing Date with the same force and effect as though such representations and covenants had been made on the Closing Date, and Buyer shall deliver to Shareholders a certificate signed by an officer of Buyer to such effect.

                 (c) No Violation of Statutes, Orders, etc. There shall not be in effect any decree or judgment enjoining Shareholders from consummating the transactions contemplated hereby.

                              IX.  INDEMNIFICATION

         9.1 INDEMNIFICATION OF BUYER BY SHAREHOLDERS. Shareholders agree to indemnify, defend and hold harmless Buyer and Buyer's employees, agents, heirs, legal representatives, and assigns from and against any and all claims, suits, losses, expenses (legal, accounting, investigation and otherwise), damages and liabilities, including, without limitation, tax liabilities (hereinafter, collectively "Damages"), arising out of or relating to (i) any liability or obligation of the Company assumed by Shareholders at the Closing Date hereunder pursuant to the Undertaking Agreement, (ii) any claim or cause of action arising with respect to the conduct of, or conditions existing with respect to, the Company prior to the Closing, whether or not disclosed to Buyer, (iii) any inaccuracy of any representation or warranty set forth in this Agreement or the breach of any covenant made by Shareholders in or pursuant to this Agreement, or (iv) the improper or illegal use, storage or disposal of any Hazardous Materials by the Company prior to the Closing Date, or any Environmental Action pending, threatened or accrued as of the Closing Date (whether known or unknown, disclosed or undisclosed.) The obligation of the Shareholders to indemnify Buyer shall continue for a period of seven years after the date hereof notwithstanding Buyer's knowledge of the inaccuracy of any representation or warranty of the Shareholders set forth in this Agreement or in any document or certificate furnished or required to be furnished pursuant to this Agreement.

         9.2 INDEMNIFICATION OF THE COMPANY AND SHAREHOLDERS BY BUYER. Buyer agrees to indemnify, defend and hold harmless the Shareholders from and against (i) any and all Damages arising out of or relating to any material inaccuracy or any material misrepresentation made herein by Buyer, (ii) the material breach of any warranty of Buyer set forth in this Agreement, (iii) the breach of any covenant made by Buyer in or pursuant to this Agreement or (iv) any claim arising relating to the Company, the Assets or the Business arising after the Closing Date.

         9.3 CLAIMS FOR INDEMNIFICATION. Whenever any claim arises for indemnification hereunder, the indemnified party (hereafter the "Indemnified Party") shall notify the indemnifying party (hereafter the "Indemnifying Party") in writing by registered or certified mail promptly after the Indemnified Party has actual knowledge of the facts constituting the basis for such claim (the "Notice of Claim"). Such notice shall specify all material facts known to the Indemnified Party giving rise to such indemnification right, and to the extent practicable, the amount or an estimate of the amount of the liability arising therefrom. The failure of any Indemnified Party to promptly notify the Indemnifying Party shall not relieve the Indemnifying Party of its obligation to indemnify in respect to such action and shall not relieve the Indemnifying Party of any other liability which they may have to any Indemnified Party unless such failure to notify the Indemnifying Party prejudices the rights of the Indemnifying Party. In addition to all other remedies provided hereunder or by law, Buyer shall specifically have the right to make a claim against the Escrow Amount for any of Buyer's Damages.

         9.4 RIGHT TO DEFEND. If the facts giving rise to any such claim for indemnification involve any actual or threatened claim or demand by any third party against the Indemnified Party, the Indemnifying Party shall be entitled (without prejudice to the right of the Indemnified Party to participate in the defense of such claim or demand at its expense through counsel of its own choosing) to assume the defense of such claim or demand in the name of the Indemnified Party at the Indemnifying Party's expense and through counsel of its own choosing, which counsel shall be reasonably satisfactory to the Indemnified Party, if it gives written notice to the Indemnified Party within forty-five (45) days after receipt of the Notice of Claim that the Indemnifying Party intends to assume the defense of such claim and acknowledges its liability to indemnify the Indemnified Party for any losses resulting from such claim; provided, however, that if the Indemnifying Party does not elect to assume the defense of any claim, then (a) the Indemnifying Party shall have the right to participate in the defense of such claim or demand at its expense through counsel of its own choosing, provided the Indemnified Party shall control the defense of such claim, (b) the Indemnified Party may settle any such claim without the consent of the Indemnifying Party, however, the Indemnifying Party may not settle any such claim without the prior written consent of the Indemnified Party; and (c)
Section 9.5 hereof shall be inapplicable. Whether or not the Indemnifying Party does choose to so defend such claim, the parties hereto shall cooperate in the defense thereof and shall furnish such records, information and testimony and attend such conferences, discovery proceedings, hearings, trials and appeals as may be requested in connection therewith. To the extent Shareholders are the Indemnified Parties for any actual or threatened claim or demand by any third party, Shareholders shall have the right to control the prosecution of any counterclaim or right related to such a claim or demand, provided that Shareholders agree to reasonably cooperate with Buyer with respect to the prosecution of such counterclaim or right.

         9.5 SETTLEMENT. Except as provided in Section 9.4, (i) the Indemnified Party shall make no settlement of any claim that would give rise to liability on the part of the Indemnifying Party under an indemnity contained in this Article IX without the written consent of the Indemnifying Party, which consent shall not be unreasonably withheld and (ii) the Indemnifying Party can settle without the consent of the Indemnified Party only if the settlement involves only the payment of money for which the Indemnifying Party will be fully liable. No other settlement of any claim may be made without the consent of both the Indemnified Party and the Indemnifying Party, which consent shall not be unreasonably withheld.

         9.6 EFFECT OF TERMINATION. Without limiting any other rights the parties may have, the parties specifically agree that the covenants contained in this Article will continue to be enforceable following termination of this Agreement.

                                X.  TERMINATION

         10.1 TERMINATION. This Agreement and the transactions contemplated hereby may be terminated at any time prior to the Closing Date by any of the following:

                 (a) Mutual Consent. By mutual written consent of Shareholders and Buyer;

                 (b) Misrepresentation or Breach. By Shareholders if there has been a material misrepresentation or a material breach of a warranty or covenant herein or in any agreement required to be delivered pursuant hereto on the part of Buyer hereto;

                 (c) Misrepresentation or Breach. By Buyer if there has been a misrepresentation or a breach of a warranty or covenant herein or in any agreement required to be delivered pursuant hereto on the part of Shareholders hereto;

                 (d) Failure of Condition to Buyer's Obligations. By Buyer, if all of the conditions set forth in Section 8.1 have not been satisfied;

                 (e) Failure of Condition to Shareholders' Obligations. By Shareholders, if all of the conditions set forth in Section 8.2 have not been satisfied;

                 (f) Court Order. By Shareholders or Buyer if consummation of the transactions contemplated hereby shall violate any nonappealable final order, decree or judgment of any court or governmental body having competent jurisdiction; or

                 (g) Adverse Change. By Buyer if any event has occurred after the date hereof which is, or will result in an adverse change in the prospects, business or condition of the Company.

         10.2 EFFECT OF TERMINATION. If this Agreement is terminated pursuant to Section 10.1(a), all further obligations of Shareholders and Buyer under this Agreement shall terminate without further liability of Shareholders or Buyer. If Shareholders fail to consummate the transactions contemplated on its part to occur on the scheduled Closing Date, in circumstances whereby all conditions of the Closing set forth in Section 8.2 have been satisfied in all material respects or waived, Buyer's sole remedy shall be to (i) to require Shareholders to consummate and specifically perform the transactions contemplated hereby, in accordance with the terms of this Agreement, and to obtain from Shareholders any attorney fees incurred in connection with procuring such specific performance or (ii) terminate this Agreement and obtain reimbursement of its out-of-pocket expenses incurred directly in connection with the negotiation, preparation and performance of this Agreement. If Buyer fails to consummate the transactions contemplated on its part to occur on the Closing Date, in circumstances whereby all conditions of the Closing set forth in Section 8.1 have been satisfied in all respects or waived, Shareholders' sole remedy shall be to (i) to require Buyer to consummate and specifically perform the transactions contemplated hereby, in accordance with the terms of this Agreement, and to obtain from Buyer any attorney fees incurred in connection with procuring such specific performance or (ii) terminate this Agreement and obtain reimbursement of its out-of-pocket expenses incurred directly in connection with the negotiation, preparation and performance of this Agreement.

         10.3 RIGHT TO PROCEED. Notwithstanding anything in this Agreement to the contrary, if any condition specified in Section 8.1 or Section 8.2 has not been satisfied, Shareholders or Buyer, in addition to any other rights which may be available to it, shall have the right to waive any such condition that is for its benefit and to require the other party hereto to proceed with the Closing.

                                XI.TAX MATTERS.

         11.1. TAX DEFINITIONS. The following terms, as used herein, have the following meanings:

         "Code" means the Internal Revenue Code of 1986, as amended.

         "Federal Tax" means any Tax imposed under Subtitle A of the Code.

         "Final Determination" shall mean (i) with respect to Federal Taxes, a "determination" as defined in Section 1313(a) of the Code or execution of an Internal Revenue Service Form 870AD and, with respect to Taxes other than Federal Taxes, any final determination of liability in respect of a Tax that, under applicable law, is not subject to further appeal, review or modification through proceedings or otherwise (including the expiration of a statute of limitations or a period for the filing of claims for refunds, amended returns or appeals from adverse determinations) or (ii) the payment of Tax by the Company or Shareholders, whichever are responsible for payment of such Tax under applicable law, with respect to any item disallowed or adjusted by a Taxing Authority, provided that such responsible party determines that no action should be taken to recoup such payment and the other party agrees.

         "Post-Closing Tax Period" means any Tax period (or portion thereof) beginning after the close of business on the Closing Date.

         "Pre-Closing Tax Period" means any Tax period (or portion thereof) ending on or before the close of business on the Closing Date.

         "Tax" means any net income, alternative or add-on minimum tax, gross income, gross receipts (including gross receipts tax in respect of any franchise operation), royalty, sales, use, ad valorem, value added, transfer, franchise, profits, license, withholding on amounts paid to or by the Company, payroll, employment, excise, severance, stamp, occupation, premium, property, environmental or windfall profit tax, custom duty or other governmental fee, assessment or charge of any kind whatsoever, together with any interest, penalty, addition to tax or additional amount imposed by any governmental authority (a "Taxing Authority") responsible for the imposition of any such tax (domestic or foreign).


         "Tax Indemnification Period", means with respect to any Tax, any Pre-Closing Tax Period of the Company.

         11.2 SECTION 338(H)(10) ELECTION. Shareholders and the Company will join with Buyer in making an election under Section 338(h)(10) of the Code and Section 1.338(h)(10)-1 of the Treasury Regulations promulgated under the Code, and any corresponding election under state, local and foreign tax laws, with respect to the purchase and sale of the Stock hereunder (a "Section 338(h)(10) Election"). Shareholders will include any income, gain, loss, education or other tax item resulting from the Section 338(h)(10) Election on their respective Tax returns to the extent permitted by applicable laws. Shareholders will also pay any Tax imposed on the Company attributable to the making of the Section 338(h)(10) Election, including, but not limited to, (i) any Tax imposed under Code Section 1374, or (ii) any tax imposed under Reg.
Section 1.338(h)(10)-1(e)(5) and Shareholders will indemnify Buyer and the Company against any liabilities, costs, expenses (including, without limitation, reasonable expenses of investigation and attorneys fees and expenses), losses, damages, settlements, assessments or judgments arising out of any failure to pay any such Taxes. The Company and Shareholders have not revoked the Company's election to be taxed as an S corporation within the meaning of Code Section 1361 and 1362. The Company and Shareholders have not taken or allowed any action that would result in the termination of the Company's status as a validly electing S corporation within the meaning of Code Sections 1361 and 1362.

         11.3 ALLOCATION OF PURCHASE PRICE. Buyer and Shareholders agree that the purchase price paid to Shareholders hereunder and the liabilities of the Company (plus other relevant items) will be allocated to the assets of the Company for all purposes (including Tax and financial accounting purposes) as mutually determined by Buyer and Shareholders in accordance with applicable income tax laws and regulations, which allocation shall be set forth on
Schedule 11.3 to be attached to this Agreement following the final determination of any adjustment to the purchase price pursuant to this Agreement. Buyer and Shareholders will file, and will cause the Company to file, all Tax Returns and information reports in a manner consistent with such allocations.

         11.4 FILING OF SHORT PERIOD RETURNS. Buyer and Shareholders shall treat and cause the Company to treat the Closing Date as the last day of the taxable period in which the Company is an

S corporation, as defined under the Code. All Tax returns of the Company, which are required and/or permitted by the authorized taxing authorities (herein collectively referred to as the "S Short Year Returns"), shall be filed accordingly. In accordance with Section 1362(e)(6)(D) and related regulations of the Code, the books of the Company shall be closed effective the Closing Date. Shareholders will cause its accounting firm to prepare, at Shareholders' expense, the S Short Year Returns.

         11.5.   COVENANTS.

                 (a) Without the prior written consent of Buyer, Shareholders shall not cause the Company to make or change any tax election, change any annual tax accounting period, adopt or change any method of tax accounting, file any amended Return, enter into any closing agreement, settle any Tax claim or assessment, surrender any right to claim a Tax refund, consent to any extension or waiver of the limitations period applicable to any Tax claim or assessment or take or omit to take any other action, if any such action or omission would have the effect of increasing the Tax liability of the Company or Buyer.

                 (b) All Returns not required to be filed on or before the date hereof (including any applicable extensions) will be filed when due in accordance with all applicable laws.

                 (c) All transfer, documentary, sales, use, stamp, registration, value added and other such Taxes and fees incurred in connection with this Agreement (including any real property transfer Tax and any similar
Tax) shall be accrued by the Company on the Effective Date Balance Sheet and be paid by the Shareholders when due (including any applicable extensions), and the Company will, at Shareholders' expense, file all necessary Tax returns and other documentation with respect to all such Taxes and fees. This subparagraph shall not apply to any vehicle or other re- titling fees to take place after the Closing Date. All such vehicle or other re-titling shall be borne by the Buyer.

         11.6.   COOPERATION ON TAX MATTERS.

                 (a) Buyer and Shareholders shall cooperate fully, as and to the extent reasonably requested by the other party, in connection with the preparation and filing of any Tax return, statement, report or form (including any report required pursuant to Section 6043 of the Code and all Treasury Regulations promulgated thereunder), any audit, litigation or other proceeding with respect to Taxes. Such cooperation shall include the retention and (upon the other party's request) the provision of records and information which are reasonably relevant to any such audit, litigation or other proceeding. Buyer and Stockholders shall cause the Company to: (i) to retain all books and records with respect to Tax matters pertinent to the Company relating to any Pre-Closing Tax Period, and to abide by all record retention requirements of any Taxing Authority or any record retention agreements entered into with any Taxing Authority, and (ii) to give Shareholders reasonable written notice prior to destroying or discarding any such books and records and, if Shareholders so request, Buyer shall allow Shareholders to take possession of such books and records.

                 (b) Buyer and Shareholders further agree, upon request, to use all reasonable efforts to obtain any certificate or other document from any governmental authority or any other person as may be necessary to mitigate, reduce or eliminate any Tax that could be imposed (including, but not limited to, with respect to the transactions contemplated hereby).

         11.7. TAX INDEMNIFICATION. Shareholders hereby jointly and severally indemnify Buyer against and agree to hold Buyer harmless from any loss, liability or expense attributable to (i) any Tax with respect to income (including, to the extent based on income, state franchise Taxes), transfer Tax, employment or withholding Tax related to employee tips income (actual and allocated) and related reporting requirements, and gross receipts or royalty Tax in respect of any franchise operation and any other Tax of the Company related to the Tax Indemnification Period, (ii) any Tax resulting from a breach of the provisions of Section 11.5, and (iii) any liabilities, costs, expenses (including, without limitation, reasonable expenses of investigation and attorneys' fees and expenses), losses, damages, assessments, settlements or judgments arising out of or incident to the imposition, assessment or assertion of any Tax described in (i) or (ii), including those incurred in the contest in good faith in appropriate proceedings relating to the imposition, assessment or assertion of any such Tax, and any liability as transferee or successor (the sum of (i), (ii), and (iii) being referred to herein as a "Loss").

         11.8 PURCHASE PRICE ADJUSTMENT. Any amount paid by Shareholders, Buyer or the Company under Section 11.7 will be treated as an adjustment to the relevant purchase price for all Tax purposes unless a Final Determination causes any such amount not to constitute an adjustment to the relevant purchase price. In the event of such a Final Determination, Buyer, the Company or Shareholders, as the case may be, shall pay an amount that reflects the hypothetical Tax consequences of the receipt or accrual of such payment, using the maximum statutory rate (or rates, in the case of an item that affects more than one Tax) applicable to the recipient of such payment for the relevant year, reflecting for example, the effect of deductions available for interest paid or accrued and for Taxes such as state and local income Taxes. Any payment required to be made by Buyer or Shareholders under this Article XI that is not made when due shall bear interest at the rate per annum determined, from time to time, under the provision of Section 6621(a)(2) of the Code for each day until paid.

         11.9. SURVIVAL. The provisions of this Article XI with respect to income (including to the extent based on income, state franchise Taxes), transfer Taxes, employment or withholding Taxes and related reporting requirements, shall survive for the full period of all applicable statutes of limitations (giving effect to any waiver, mitigation or extension thereof).

                              XII.  MISCELLANEOUS

         12.1 EXPENSES. Legal, accounting and other costs and expenses incurred in connection with this transaction shall be paid by the party incurring such expenses.

         12.2 SURVIVAL OF REPRESENTATIONS AND WARRANTIES. All representations and warranties contained in or made in connection with this Agreement shall survive the Closing for a period of seven years.

         12.3 INUREMENT; ASSIGNMENT. This Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors, legal representatives and, if properly assigned, assigns. This Agreement may not be assigned by any party without the written consent of the other parties hereto.

         12.4 ENTIRE AGREEMENT; AMENDMENT. This Agreement, the Schedules and Exhibits hereto, and the related agreements referred to herein embody the entire agreement of the parties hereto, and supersede all prior agreements and understandings, with respect to the subject matter hereof.

         12.5 SEVERABILITY. Any provision of this Agreement which is invalid, unenforceable or illegal in any jurisdiction shall, as to such jurisdiction, be ineffective only to the extent of such invalidity, unenforceability or illegality without affecting the remaining provisions hereof and without affecting the validity, enforceability or legality of such provision in any other jurisdiction.

         12.6 INCORPORATION OF EXHIBITS AND SCHEDULES. All Exhibits and Schedules referenced in this Agreement, and any statements contained therein or in any certificate or instrument delivered pursuant hereto, constitute an integral part of this Agreement and shall be deemed made in this Agreement as if set forth in full herein.

         12.7 CAPTIONS AND HEADINGS; USE OF TERM "PERSON". Captions and headings used herein are for convenience only, do not constitute a part of this Agreement, and shall not be considered in construing this Agreement. Unless the context otherwise requires, all article, section or subsection cross-references are to articles, sections and subsections within this Agreement. As used herein, the term "person" shall mean any corporation, limited liability company, partnership, venture, proprietorship, trust, governmental entity, benefit plan or other entity or enterprise.

         12.8 GOVERNING LAW; VENUE. THIS AGREEMENT SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF ALABAMA.

         12.9 NOTICES. All notices of requests, demands or other communications required or to be given hereunder shall be delivered by hand, overnight courier, facsimile transmission (with facsimile generated confirmation), or by United States Mail, postage prepaid, by registered or certified mail (return receipt requested), to the addressed indicated below and shall be deemed given when received by the addressee thereof:

                to Shareholders:         Wilkes Scarbrough
                                         c/o William A. Julian
                                         1130 Quintard Avenue, Suite 201
                                         Anniston, Alabama  36202

                                 Elaine Scarbrough
                                 c/o William A. Julian
                                 1130 Quintard Avenue, Suite 201
                                 Anniston, Alabama  36202

        with a copy to:          Glenn E. Estess, Jr.
                                 Spain & Gillon, L.L.C.
                                 2117 2nd Avenue N.
                                 Birmingham, Alabama  35203

        to Buyer:                Packaged Ice Southeast, Inc.
                                 8572 Katy Freeway, Suite 101
                                 Houston, Texas 77024
                                 Attn:  James F. Stuart, Chief Executive Officer

        with a copy to:          Akin, Gump, Strauss, Hauer & Feld, L.L.P.
                                 300 Convent St., Suite 1500
                                 San Antonio, Texas 78205
                                 Attn: Alan Schoenbaum


         or such other address or addresses as may be expressly designated by either party by notice given in accordance with the foregoing provision.

         12.10 AGENTS OR BROKERS. Shareholders and Buyer mutually represent and agree with each other that no agents or brokers have been utilized in the solicitation or negotiation of the sale of the Business and no fees, commissions or expenses of any type shall be due or payable out of the proceeds of the purchase price by either party to this Agreement.

         12.11 ARBITRATION. Any controversy or claim arising out of or relating to this Agreement, or the breach thereof, including without limitation any alleged violations of securities laws, shall be settled by binding arbitration in accordance with the Commercial Arbitration Rules of the American Arbitration Association in Birmingham, Alabama and judgment upon the award rendered by the arbitrator may be entered in any court having jurisdiction thereof, and shall not be appealable. Judicial proceedings may be commenced only to enforce this arbitration agreement or to enforce the results of arbitration; provided that such prohibition shall not apply in the event that a court ordered injunction is an appropriate remedy for a breach of this Agreement.

         12.12 COUNTERPARTS. This Agreement may be executed in counterparts, each of which shall be deemed an original, but all of which shall constitute the same instrument.


             [SBWC STOCK PURCHASE AGREEMENT SIGNATURE PAGE FOLLOWS]

                 [SBWC STOCK PURCHASE AGREEMENT SIGNATURE PAGE]


Executed on the date first written above.


                                   PACKAGED ICE SOUTHEAST, INC.



                                   By: /s/ A. J. LEWIS, JR.
                                      ----------------------------------------
                                      Print Name: A. J. LEWIS, JR.
                                                 -----------------------------
                                      Print Title: President
                                                  ----------------------------



                                   SHAREHOLDERS:


                                   /s/ WILKES SCARBROUGH
                                   -------------------------------------------
                                   WILKES SCARBROUGH


                                   /s/ ELAINE SCARBROUGH
                                   -------------------------------------------
                                   ELAINE SCARBROUGH

                         LIST OF SCHEDULES AND EXHIBITS

Exhibit A                Assets of Southern Bottled Water Company, Inc.

Exhibit B                Property Subject to Capital Leases

Exhibit 2.2(b)           Escrow Agreement

Exhibit 2.2(d)           Undertaking Agreement

Schedule 3.13(a)         Excluded Assets

Exhibit 5.9              Noncompetition Agreement

Exhibit 5.11             Employment Agreement

Exhibit 8.1(f)           Opinion of Counsel

Schedule 11.3            Allocation of Purchase Price

Shareholders' Disclosure Memorandum